Exhibit 10.8

Execution Version

REINSTATEMENT OF AND THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT

    THIS REINSTATEMENT OF AND THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made and entered into as of May 8, 2026, by and between ELME KENMORE LLC, a Delaware limited liability company (“Seller”), and FPA MULTIFAMILY, LLC, a California limited liability company (“Purchaser”).
WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement dated as of May 5, 2026, as amended by that certain First Amendment to Purchase and Sale Agreement dated as of May 6, 2026, as amended by that certain Reinstatement of and Second Amendment to Purchase and Sale Agreement dated as of May 7, 2026 (collectively, the “Agreement”) with respect to the purchase and sale of The Kenmore located at 5415 Connecticut Avenue, NW, Washington, DC (the “Property”). Unless otherwise expressly provided herein, all defined terms used in this Amendment shall have the meanings set forth in the Agreement; and
WHEREAS, Seller and Purchaser now wish to amend the Agreement as set forth herein.
AGREEMENT
NOW, THEREFORE, for good and valuable consideration (including, without limitation, the mutual covenants contained herein and in the Agreement), the receipt and sufficiency of which are hereby acknowledged, the Agreement is hereby amended as follows:
1.Recitals. The recitals set forth above are incorporated in this Section 1 and shall be deemed terms and provisions of this Amendment.
2.Reinstatement. The Agreement is hereby fully reinstated as if the Agreement had not terminated pursuant to Section 4.2 of the Agreement.
3.Approval Notice. Purchaser acknowledges and agrees that this Amendment shall constitute Purchaser’s Approval Notice pursuant to Section 4.2 of the Agreement. In connection with the delivery of this Amendment, Purchaser hereby confirms for Seller that Purchaser elects to assume at Closing those Service Contracts listed on Schedule 1 to this Amendment.
4.Delivery of TOPA Notices. Section 11.27(a) of the Agreement is hereby amended by deleting “five (5) days” from the second (2nd) sentence and replacing with “ten (10) days”.
5.Antenna System Credit. At Closing, Seller shall provide Purchaser with a credit against the Purchase Price in the amount of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) as a credit with respect to income from the antenna system installed at the Property.
6.Solar Panel Escrow. At Closing, Seller shall deposit with Escrow Agent the sum of SEVEN HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($750,000.00) (together with any interest accrued thereon, the “Escrow Holdback Amount”) from the Purchase Price. The Escrow Holdback Amount shall be held, disbursed and released from an escrow account (the “Holdback Escrow”)
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maintained by Escrow Agent pursuant to an escrow agreement in the form attached hereto as Exhibit A (the “Escrow Agreement”). Seller, Purchaser, and Escrow Agent shall execute and deliver the Escrow Agreement at Closing, and the Escrow Agreement and the provisions of this Section 6 shall exclusively control the disbursement of the Escrow Holdback Amount and any interest accrued thereon. In the event that the actual, documented aggregate income generated by the solar panels currently installed at the Property (the “Solar Panels”), including for the sale of solar renewable energy certificates (SRECs) (collectively, the “Solar Panel Income”) attributable to the period beginning March 1, 2026 and ending February 28, 2027, regardless of when the sale of any such SRECs actually occurs (the “Lookback Period”), is less than the amount of EIGHTY-TWO THOUSAND AND NO/100 DOLLARS ($82,000.00) (the “Solar Panel Income Threshold”), then, on June 30, 2027, Purchaser shall be entitled to receive from the Holdback Escrow an amount equal to the positive sum, if any, of (x) the Solar Panel Income Threshold minus (y) the actual Solar Panel Income generated by the Solar Panels during the Lookback Period, divided by Six and Five Tenths Percent (6.5%), provided that in no event shall Purchaser be entitled to an amount that exceeds the Escrow Holdback Amount. In the event that the Solar Panel Income generated by the Solar Panels during the Lookback Period is equal to or greater than the Solar Panel Income Threshold, then the Escrow Agent shall release the entire Escrow Holdback Amount to Seller in accordance with the terms of the Escrow Agreement. Any and all liability of Seller to Purchaser related to the Solar Panels or the income therefrom shall be as set forth in this Section 6, shall be payable and satisfied solely from the Holdback Escrow, and shall in no event exceed the Escrow Holdback Amount, and Purchaser shall not seek or be entitled to any other recovery, reimbursement or remedy from Seller with respect to the Solar Panels or the income therefrom. Following Closing until the expiration of the Lookback Period, Purchaser shall use commercially reasonable efforts to (a) maintain the Solar Panels in good and operable condition, (b) regularly monitor the status of the operation of the Solar Panels, (c) promptly cause the Solar Panels to be repaired as necessary, and (d) maintain an operations and maintenance contract with a licensed and reputable solar panel repair service with respect to the foregoing. Upon request from Seller from time-to-time, Purchaser shall provide to Seller (x) reasonable evidence of the satisfaction of Purchaser’s obligations pursuant to the foregoing sentence and (y) a statement of the actual Solar Panel Income generated by the Solar Panels during the Lookback Period as of the date of such request.
7.Miscellaneous.
(a)    Binding Effect. All provisions of the Agreement, as amended hereby, shall remain in full force and effect and unchanged, except as provided herein. If any provision of this Amendment conflicts with the Agreement, the provisions of this Amendment shall control. This Amendment is binding upon and shall inure to the benefit of Purchaser and Seller, and their respective successors and assigns.
(b)    References. All references to the Agreement in any document, instrument, agreement, or writing delivered pursuant to the Agreement (as amended hereby) shall hereafter be deemed to refer to the Agreement as amended hereby.
I    Execution. This Amendment may be executed in multiple counterparts, each of which, when assembled to include a signature by each party, shall constitute one (1) complete and fully executed Amendment. Counterparts to this Amendment may be executed and delivered by e-mail transmission, and/or executed using “DocuSign”, “esign” or a similar electronic program.
(d)    Headings. The headings in this Amendment are for reference only and shall not affect the interpretation of this Amendment.

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[Remainder of Page Intentionally Left Blank; Signatures Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first set forth above.

            SELLER:

ELME KENMORE LLC,
a Delaware limited liability company

By:     WashREIT OP Sub DC LLC,
a Delaware   limited liability company,
its sole member

By:     WashREIT OP LLC,
a Delaware limited liability company,
its sole member

By:     Elme Communities,
a Maryland real estate investment trust,
its sole member

                                        By:    /s/ Tiffany Butcher
                                        Name:     Tiffany Butcher
                    Title:      Authorized Officer

PURCHASER:

                FPA MULTIFAMILY, LLC,
a California limited liability company

            By:    /s/ Sam Eisenman
                Name:    Sam Eisenman
                Title:    Manager
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Exhibit A

Form of Holdback Escrow Agreement

Ex. A-1